                                                                                                                                                                                                                                                                          Exhibit 99.2

From: Robert L. Chapman, Jr.
Sent: Friday, November 21, 2008 8:42 AM
To: 'Bailey, Clarke'
Subject: EDCI Holdings (EDCI): EDC: COO Costabile Termination?

November 21, 2008

Mr. Clarke H. Bailey
Chairman & Interim CEO
EDCI Holdings, Inc.
1755 Broadway, 4th Floor
New York, NY  10019
Office:  (212) 331-2760
E-mail:  clarke.bailey@edcllc.com

Clarke,

As a director of, and managing member of the investment advisor managing funds with the largest (13%) ownership stake in, EDCI Holdings, Inc. (EDCI), I appreciate the opportunity you have given me to participate in the Operations and Staff meetings to better understand and solve the macroeconomic, industry and internal management and operational issues facing EDCI and its CD/DVD business, EDC LLC (EDC).  The fact that the senior management team finds itself in a position where it must manage EDC during a difficult economic and industry downturn, combined with the need to strictly shepherd the EDC/Sony DADC asset purchase agreement to consummation, is obviously formidable.

Particularly given the circumstances described above, both EDCI and EDC simply have no choice but to be managed by capable, responsible, honest individuals.  Having participated in several weeks of both Operations and Staff meetings, I must state that I strongly believe that Tom Costabile, EDC Chief Operating Officer, appears neither capable, responsible nor honest.   From the standpoint of capability, Mr. Costabile seems to be lacking the skill set that one must believe is required to perform the duties expected of him as EDC COO.  This has been exhibited by Mr. Costabile’s seeming incapability to marshal the Sony closing tasks assigned to him, even after repeated reminders by both you as EDCI Chairman/CEO and me as the representative of EDCI’s largest ownership block.  From the standpoint of responsibility, Mr. Costabile does not seem to be keeping close track of EDC’s proximate monthly volume projections as they compare to current volume output; this event regarding 12/2008 volume projections (i.e., not being known by Mr. Costabile this past Wednesday (11/19/2008)), even after repeated inquiries from you and me, was shocking.  As far as Mr. Costabile’s integrity is concerned, he has shown a pattern of giving both you and me answers to our questions that do not seem to resemble the truth, whether it be the status of his oversight of EDC and the related Sony DADC transaction, or basic expense reimbursement matters.

In conclusion, I am increasingly confident that Mr. Costabile has been negligent (if not patently fraudulent) in performing his assigned duties that relate to his nearly $500,000/year compensation.  I ask the EDCI Board of Directors to consider seriously whether Mr. Costabile’s termination is reasonable and proper in light of the facts as we now know them.

Robert L. Chapman, Jr.
Managing Member
Chapman Capital L.L.C.
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E-Mail: chapman@chapcap.com
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